EXHIBIT 99.1

Northrim BanCorp, Inc.
Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp 2009 Profits Grow 27% to $7.7 Million or $1.20 per Share

ANCHORAGE, AK—January 26, 2010—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported a 27% increase in profits for 2009 compared to 2008. Northrim BanCorp earned $7.7 million, or $1.20 per diluted share in 2009, compared to $6.1 million, or $0.95 per diluted share a year ago. In the fourth quarter ended December 31, 2009, net income totaled $1.9 million, or $0.30 per diluted share, equal to earnings of $1.9 million in the third quarter of 2009 and more than double the $946,000, or $0.14 per diluted share earned in the fourth quarter of 2008.

Financial Highlights (at or for the periods ended December 31, 2009, compared to December 31, 2008)

•	Northrim remains well-capitalized with Tier 1 Capital/risk adjusted assets at 14.10% at December 31, 2009, up from 13.96% in the immediate prior quarter and 12.65% a year ago.

•	Northrim’s total tangible common equity to total tangible assets at December 31, 2009, was 10.26%, up from 9.56% a year ago.

•	These ratios do not reflect any government investment in Northrim as the company elected not to participate in the Capital Purchase Program sponsored by the U. S. Treasury in 2008.

•	The net interest margin (NIM) for the fourth quarter of 2009 was 5.26% up from 5.13% for the fourth quarter of 2008. The NIM was 5.33% in 2009 compared to 5.26% in 2008.

•	Book value per share grew 5% to $17.42 and tangible book value grew 6% to $16.01 per share from the prior year.

•	Contributions from affiliates boosted other operating income for 2009 by 19% compared to 2008.

•	Nonperforming assets were $34.8 million, or 3.47% of total assets at December 31, 2009, compared to $38.6 million, or 3.84% of assets a year ago.

•	The allowance for loan losses totaled 2.00% of gross loans at December 31, 2009, compared to 1.81% a year ago.

•	In the fourth quarter, in accordance with new regulatory requirements, Northrim prepaid its FDIC insurance premiums due over the next three years in the amount of $6.6 million that was included in Other Assets at December 31, 2009.

•	The third quarter prepayment of $9.9 million in high cost, long-term borrowings reduced full year earnings by $718,000 pre tax and $0.07 per share after tax. This action is expected to save as much as $0.05 per share after tax in 2010 and additional amounts in future years.

•	Quarterly cash dividends totaling $0.40 were paid in 2009 generating a yield of approximately 2.5% at current market.

“Despite the turmoil in the international, national and regional economies, we posted a profitable year in 2009 and made progress on improving our asset quality and growing our core deposits,” said Marc Langland, Chairman, President and CEO of Northrim BanCorp, Inc. “Without any government assistance, we continue to build our capital ratios through profitable operations, remaining well-capitalized by all regulatory standards.

“Our challenge in 2010 will be to take market share in Alaska and further build our relationship with Alaskan businesses,” Langland continued. “With our capital base and a loan to deposit ratio of 77%, we will be actively engaged in the market to address the credit needs of our customers.”

Alaska Economic Update

Alaska’s economy continues to be healthier than the nation as a whole, although 2009 was the first in 20 years where employment fell, albeit at only a 1% rate. Employment losses were highest in retail trade, construction and tourism. Despite the small drop in overall employment, Alaska led the nation in the third quarter of 2009 in personal income growth and was the fifth fastest growing state in terms of population, according to Marples Northwest Business Newsletter published December 30, 2009.

The price of oil, Alaska’s main source of revenue, has stabilized after a volatile year, and a state official recently predicted a smaller drop in Alaska State revenues than expected. The new forecast is $1.6 billion higher than earlier predictions, according to the Anchorage Daily News on December 11, 2009.

For more information on the Alaska economy, visit www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets moved back over the $1 billion milestone at year end despite an 8% contraction in the loan portfolio. Total assets at December 31, 2009, were $1.003 billion, up from $985.7 million at September 30, 2009 and slightly below the $1.006 billion a year ago.

The loan portfolio decreased to $655.0 million at the end of December 2009 from $711.3 million a year ago, with fewer construction and development projects and declines in commercial loans partially offset by growth in commercial real estate loans. About 85% of the portfolio consists of loans made to customers in the greater Anchorage market and 15% are in the Fairbanks market.

At year end, commercial loans accounted for 38% of the loan portfolio and commercial real estate loans accounted for 46%, of the loan portfolio, of which 50% are owner occupied. Construction and land development loans, which accounted for 10% of the loan portfolio at December 31, 2009, are down 38% to $62.6 million from $100.4 million a year ago, reflecting the maturing of projects funded in past years, the reduction in new project starts in the past two years, and the transfer of projects to Other Real Estate Owned (OREO).

Nonperforming assets at December 31, 2009, declined by $3.8 million year-over-year and fell $4.1 million from the prior quarter. The risk profile of the portfolio improved as a result of the following developments:

•	The projects in the construction and development category of OREO are complete and on the market.

•	Sales of OREO continued during the quarter ending December 31, 2009, with 15 properties sold for $1.7 million, generating a $29,000 gain over current book value. In all of 2009, 55 OREO properties were sold for $9.1 million and generated a $453,000 gain over current book value.

•	The majority of the decrease in nonaccrual loans and the increase in OREO during the fourth quarter of 2009, reflects the migration of a $7.3 million condominium conversion project in Anchorage into OREO. Of the 68 original units, 19 condos have been sold and 42 are rented, providing positive cash flow for the project.

•	Restructured loans of $3.8 million represent the balance of a troubled debt restructuring of a $4.6 million loan. The borrower is current with payments and the loan is at current market rates.

•	Net charge-offs in the fourth quarter of 2009, totaled $2.5 million, or 0.38% of average loans. For the full year in 2009, net charge-offs were $6.9 million, or 1.00% of average loans.

•	Loans measured for impairment decreased to $46.3 million at December 31, 2009, compared to $52.6 million at September 30, 2009 and $79.7 million in the fourth quarter a year ago.

“Our collections team has made significant progress resolving the problem assets in our portfolio,” said Joe Beedle, President of Northrim Bank. “Gains from the OREO portfolio demonstrate that the current valuation of our total loan portfolio accurately reflects market conditions. We believe the Anchorage real estate market provides a stable base for further sales of our OREO.”

At the end of 2009, nonperforming loans totaled $17.5 million, or 2.67% of total loans, compared to $28.9 million, or 4.28% of total loans at September 30, 2009, and $26.0 million, or 3.66% of total loans a year ago. Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more past due, restructured loans, and OREO. Total nonperforming assets were $34.8 million, or 3.47% of total assets at December 31, 2009, compared to $39.0 million, or 3.95% of total assets three months earlier, and $38.6 million, or 3.84% of total assets a year ago. Approximately 61% of the nonperforming assets at December 31, 2009 were construction and land development projects, 25% were commercial loans, and the remainder were commercial real estate loans.

The allowance for loan losses was $13.1 million, or 2.00% of total loans at the end of the fourth quarter of 2009, compared to $12.9 million, or 1.81% of total loans a year ago.

Investment securities totaled $187.4 million at the end of the fourth quarter of 2009, up 16% from $161.9 million a year ago. At December 31, 2009, the investment portfolio was comprised of 76% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 13% Alaskan municipality, utility, or state agency securities, 10% corporate bonds, and 1%, or $2 million of stock in the Federal Home Loan Bank of Seattle. “Our investment securities portfolio consists primarily of high-quality, short-term, income-producing investments, which support our liquidity position,” said Joe Schierhorn, Chief Financial Officer.

Total deposits increased to $853.1 million at December 31, 2009, compared to $837.1 million at September 30, 2009, and $843.3 million a year ago. Noninterest-bearing demand deposits at December 31, 2009, increased 13% from a year ago and account for 32% of total deposits. Interest-bearing demand deposits at December 31, 2009 grew 33% year-over-year reflecting customer preferences for flexibility of these accounts over both the Alaska CD and money market accounts. The Alaska CD (a flexible certificate of deposit program) and money market balances fell 3% and 21% respectively, from year ago levels. Time deposit balances at December 31, 2009 fell 16% and savings account balances were up 14% compared to a year ago. At the end of 2009, demand deposits accounted for 32% of total deposits, interest-bearing demand accounts were 16%, savings deposits were 8%, money market balances accounted for 15%, the Alaska CD accounted for 12% and time certificates were 17% of total deposits. “With no brokered deposits our deposit base provides a very stable and cost effective funding source,” said Chris Knudson, Chief Operating Officer.

Shareholders’ equity increased 6% to $111.0 million, or $17.42 per share, at December 31, 2009, compared to $104.6 million, or $16.53 per share, at December 31, 2008. Tangible book value per share was $16.01 at December 31, 2009, compared to $15.06 a year earlier. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.10% at December 31, 2009.

Review of Operations

Reflecting growth in contributions from affiliates and an increase in net interest income, revenue (net interest income plus other operating income) grew 6% year-over-year to $14.8 million in the fourth quarter of 2009, compared to $14.0 million in the fourth quarter a year ago. For the year, revenue grew 5% to $60.0 million from $57.2 million in 2008.

Fourth quarter 2009 net interest income, before the provision for loan losses, grew 7% year-over-year to $11.8 million from $11.1 million in the fourth quarter of 2008. In 2009, net interest income before provision for loan losses increased slightly to $46.4 million from $45.8 million in 2008.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.26% in the fourth quarter of 2009, compared to 5.13% in the fourth quarter a year ago. For the year, Northrim’s net interest margin was 5.33% compared to 5.26% in 2008. “Our net interest margin continues to be one of the highest in the country according to the Uniform Bank Performance Report. This strength is because of our strong core deposit base, with core deposits representing 83% of total deposits,” said Beedle. Net recoveries of interest on nonperforming assets contributed 9 basis points to the net interest margin in the fourth quarter of 2009, compared to net reversals of interest that reduced the net interest margin in the fourth quarter of 2008 by 12 basis points. Net recoveries of interest on nonperforming assets increased the net interest margin for 2009 by 2 basis points, compared to an 8 basis point reduction resulting from net reversals of interest in 2008.

The loan loss provision in the fourth quarter of 2009 totaled $2.2 million, compared to $1.5 million in the fourth quarter a year ago. For the full year, the provision for loan losses totaled $7.1 million compared to $7.2 million in 2008.

Total other operating income increased 1% for the fourth quarter ending December 31, 2009 and 19% for the year compared to the same periods a year ago due to contributions from affiliated financial services, particularly Northrim’s mortgage and employee benefits affiliates. “Through our affiliated businesses, Northrim is able to provide the financial products our customers need and capture that much more of their relationship,” said Langland. “We see our offerings in employee benefit insurance products, purchased receivables, mortgage loans, and wealth management as a way to further build the relationships with our customers and augment our income stream.”

Other operating income grew slightly to $2.95 million in the fourth quarter of 2009 compared to $2.92 million in the like quarter a year ago. Other operating income grew to $13.5 million in 2009 from $11.4 million in 2008. Deposit account service charge income grew 3% to $714,000 in the fourth quarter of 2009 compared to $692,000 for the fourth quarter a year ago due to a rise in overdraft transactions. For the year, service charges on deposit accounts were down 9% to $3.0 million from $3.3 million in 2008 as overdraft transactions decreased during this time period.

Purchased receivable income fell 45% to $400,000 in the fourth quarter of 2009 from $729,000 in the fourth quarter a year ago. This income decreased primarily because two purchased receivable customers restructured their businesses, which allowed them to pay off their purchased receivable balances. Employee benefit plan revenue grew to $457,000 for the fourth quarter of 2009 compared to $394,000 for the fourth quarter of 2008 due to the additional customers utilizing this product line.

Income from Northrim’s mortgage affiliate was $352,000 during the fourth quarter ending December 31, 2009, a decline from $385,000 in the third quarter of this year and up from $79,000 in the fourth quarter a year ago. For the year, income from Northrim’s mortgage affiliate was up 295% to $2.3 million from $595,000 in 2008. Income from Northrim’s mortgage affiliate increased on a year-over-year basis due to continuing refinance demand. This income was down in the fourth quarter of 2009 as compared to the third quarter due to lower refinance volume.

Operating expenses in the fourth quarter of 2009 decreased 9% as compared to the third quarter ending September 30, 2009 and 7% from the fourth quarter ending December 31, 2008. Fourth quarter 2009 overhead expenses fell to $9.9 million from $10.9 million in the third quarter ending September 30, 2009 which included a $718,000 prepayment penalty on long-term advances from the FLHB, and $10.7 million in the fourth quarter a year ago. Noninterest expenses increased 3% to $41.8 million in 2009 from $40.4 million 2008.

The efficiency ratio during 2009 decreased to 69.19%, compared to 70.07% a year ago. The efficiency ratio also decreased in the fourth quarter of 2009, falling to 66.40% from 71.41% in the third quarter ending September 30, 2009 and 75.67% in the year ago quarter. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring/asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC. In June 2009, Northrim Bancorp was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.northrim.com

Sources include the http://www.adn.com/news/alaska/story/1050059.html; www. marples.com, the State of Alaska Department of Labor and the Uniform Bank Performance Report (UBPR) filed with the Federal Financial Institutions Examination Council (FFIEC).

Income Statement

(Dollars in thousands, except per share data)
(Unaudited)

	Twelve Months Ended December 31:		
	2009	2008	One Year % Change
Interest Income:			
Interest and fees on loans	$48,830	$53,287	-8%
Interest on portfolio investments	4,499	5,493	-18%
Interest on overnight investments	161	936	-83%
Total interest income	53,490	59,716	-10%
Interest Expense:			
Interest expense on deposits	5,801	12,180	-52%
Interest expense on borrowings	1,268	1,722	-26%
Total interest expense	7,069	13,902	-49%
Net interest income	46,421	45,814	1%
Provision for loan losses	7,066	7,199	-2%
Net interest income after provision for loan losses	39,355	38,615	2%
Other Operating Income:			
Service charges on deposit accounts	2,983	3,283	-9%
Purchased receivable income	2,106	2,560	-18%
Employee benefit plan income	1,739	1,451	20%
Equity in earnings from mortgage affiliate	2,349	595	295%
Other income	4,360	3,510	24%
Total other operating income	13,537	11,399	19%
Other Operating Expense:			
Salaries and other personnel expense	22,174	20,996	6%
Occupancy, net	3,687	3,399	8%
Equipment expense	1,218	1,233	-1%
Insurance Expense	2,715	1,779	53%
OREO expense, including impairment	1,572	2,558	-39%
Professional and outside services	1,336	1,498	-11%
Marketing expense	1,317	1,558	-15%
Prepayment penalty on FHLB advance repayment	718	-	NA
Intangible asset amortization expense	323	347	-7%
Other expense	6,750	7,071	-5%
Total other operating expense	41,810	40,439	3%
Income before income taxes	11,082	9,575	16%
Provision for income taxes	2,967	3,122	-5%
Net income	8,115	6,453	26%
Less: Net income attributable to the noncontrolling interest	388	370	5%
Net income attributable to Northrim BanCorp	$7,727	$6,083	27%
Basic EPS	$1.22	$0.96	27%
Diluted EPS	$1.20	$0.95	26%
Average basic shares	6,345,948	6,358,595	0%
Average diluted shares	6,417,057	6,388,681	0%

Balance Sheet

(Dollars in thousands, except per share data)

	December 31, 2009	September 30, 2009	Three Month % Change	December 31, 2008	One Year % Change
	(Unaudited)	*(Unaudited)*		*(Unaudited)*	
Assets:					
Cash and due from banks	$19,395	$24,979	-22%	$30,925	-37%
Overnight investments	47,326	51,120	-7%	6,905	585%
Portfolio investments	187,447	154,272	22%	161,944	16%
Loans:					
Commercial loans	248,195	249,171	0%	293,173	-15%
Commercial real estate	301,816	298,828	1%	268,864	12%
Construction loans	62,573	82,160	-24%	100,441	-38%
Consumer loans	45,168	46,047	-2%	51,357	-12%
Other loans	85	691	-88%	162	-48%
Unearned loan fees	(2,798)	(2,706)	3%	(2,711)	3%
Total loans	655,039	674,191	-3%	711,286	-8%
Allowance for loan losses	(13,108)	(13,452)	-3%	(12,900)	2%
Net loans	641,931	660,739	-3%	698,386	-8%
Purchased receivables, net	7,261	8,202	-11%	19,075	-62%
Premises and equipment, net	28,523	28,889	-1%	29,733	-4%
Goodwill and intangible assets	8,996	9,072	-1%	9,320	-3%
Other real estate owned	17,355	10,118	72%	12,617	38%
Other assets	44,795	38,301	17%	37,487	19%
Total assets	$1,003,029	$985,692	2%	$1,006,392	0%
Liabilities:					
Demand deposits	$276,532	$267,291	3%	$244,391	13%
Interest-bearing demand	134,899	115,337	17%	101,065	33%
Savings deposits	66,647	62,761	6%	58,214	14%
Alaska CDs	104,840	108,057	-3%	108,101	-3%
Money market deposits	125,339	123,239	2%	158,114	-21%
Time deposits	144,851	160,423	-10%	173,367	-16%
Total deposits	853,108	837,108	2%	843,252	1%
Borrowings	12,320	10,739	15%	30,106	-59%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	8,023	9,356	-14%	9,792	-18%
Total liabilities	892,009	875,761	2%	901,708	-1%
Shareholder's Equity:					
Northrim BanCorp shareholders' equity	110,972	109,900	1%	104,648	6%
Noncontrolling interest	48	31	55%	36	33%
Total shareholders' equity	111,020	109,931	1%	104,684	6%
Total liabilities and equity	$1,003,029	$985,692	2%	$1,006,392	0%

Financial Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	December 31, 2009	September 30, 2009	December 31, 2008
Asset Quality:			
Nonaccrual loans	$12,738	$22,432	$20,593
Loans 90 days past due	1,000	2,625	5,411
Restructured loans	3,754	3,800	-
Total nonperforming loans	17,492	28,857	26,004
Other real estate owned	17,355	10,118	12,617
Total nonperforming assets	$34,847	$38,975	$38,621
Nonperforming loans / portfolio loans	2.67%	4.28%	3.66%
Nonperforming assets / assets	3.47%	3.95%	3.84%
Allowance for loan losses / portfolio loans	2.00%	2.00%	1.81%
Allowance / nonperforming loans	74.94%	46.62%	49.61%
Net Loan charge-offs for the quarter	$2,544	$1,109	$2,256
Net Loan charge-offs year-to-date	$6,858	$4,314	$6,034
Net loan charge-offs for the quarter / average loans, quarter	0.38%	0.16%	0.33%
Net loan charge-offs year-to-date / average loans, annualized	1.00%	0.83%	0.86%
Capital Data (At quarter end):			
Book value per share	$17.42	$17.28	$16.53
Tangible book value per share	$16.01	$15.85	$15.06
Tangible Common Equity/Tangible Assets [1]	10.26%	10.32%	9.56%
Tier 1 / Risk Adjusted Assets	14.10%	13.96%	12.65%
Total Capital / Risk Adjusted Assets	15.35%	15.21%	13.90%
Tier 1 /Average Assets	12.23%	12.29%	11.54%
Shares outstanding	6,371,455	6,359,650	6,331,372
Unrealized gain (loss) on AFS securities, net of income taxes	$1,341	$1,727	$901
Profitability Ratios (For the quarter):			
Net interest margin (tax equivalent)	5.26%	5.38%	5.13%
Efficiency ratio*	66.40%	71.41%	75.67%
Return on average assets	0.77%	0.79%	0.38%
Return on average equity	6.90%	7.05%	3.61%
Profitability Ratios (Year-to-date):			
Net interest margin (tax equivalent)	5.33%	5.36%	5.26%
Efficiency ratio [2]	69.19%	70.11%	70.07%
Return on average assets	0.79%	0.79%	0.62%
Return on average equity	7.08%	7.15%	5.85%

[1] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of assets to equity would be total assets to total equity.

[2] The effiiciency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.

Average Balances

(Dollars in thousands, except per share data)

(Unaudited)

	December 31, 2009	September 30, 2009	Three Month % Change	December 31, 2008	One Year % Change
Average Quarter Balances					
Total Loans	$675,166	$674,872	0%	$690,810	-2%
Total earning assets	898,635	868,460	3%	864,512	4%
Total assets	998,313	972,838	3%	982,648	2%
Noninterest-bearing deposits	266,135	247,647	7%	227,028	17%
Interest-bearing deposits	580,962	568,754	2%	598,644	-3%
Total deposits	847,097	816,401	4%	825,672	3%
Shareholders' equity	111,886	109,695	2%	104,142	7%
Average Year-to-date Balances - unaudited					
Loans	$688,347	$692,788	-1%	$702,117	-2%
Total earning assets	876,101	868,507	1%	876,904	0%
Total assets	981,679	976,073	1%	985,044	0%
Noninterest-bearing deposits	241,547	233,261	4%	212,447	14%
Interest-bearing deposits	586,305	588,105	0%	617,327	-5%
Total deposits	827,852	821,366	1%	829,774	0%
Shareholders' equity	109,097	108,157	1%	103,902	5%

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.